EXHIBIT 99.1

To the Board of Directors of
Axial Vector Engine Corporation

To Whom It May Concern:

I tender my resignation of my appointment as President and as a member of the Board of Directors of Axial Vector Engine Corporation, effective on the 26th day of November, 2007.  I have no disagreements with the Company on any matter relating to the Company's operations, policies or practices.

Yours truly,

/s/  Samuel J. Higgins
Samuel J. Higgins